EXHIBIT 99.11

DETACH AND RETAIN THIS ADMISSION TICKET

ADMISSION TICKET

BOYD GAMING CORPORATION

2004 Annual Meeting of Stockholders

[                    ], [                    ], 2004

11:00 A.M., Local Time

STOCKHOLDER NAME(S):
(PLEASE PRINT)

STOCKHOLDER ADDRESS:

The Boyd Gaming Corporation 2004 Annual Meeting of Stockholders (the “Boyd Gaming Meeting”) will be held at Borgata Hotel, Casino and Spa, One Borgata Way, Atlantic City, New Jersey 08401 on [                    ], 2004 at 11:00 a.m., local time. Space limitations make it necessary to limit attendance to stockholders. Registration will begin at 10:00 a.m., local time.

This Admission Ticket should not be returned with your proxy but should be retained and brought with you to the Boyd Gaming Meeting. Please note that this Admission Ticket will be required in order to obtain admission to the Boyd Gaming Meeting. If your shares are held in a brokerage account, you will also need to bring a copy of your brokerage account statement (which you can obtain from your broker) reflecting your stock ownership as of [                    ], 2004. Cameras, recording devices and other electronic devices will not be permitted at the meeting.